QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

January 23, 2004

Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

      Re:
      Beazer Homes USA, Inc.
      Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to Beazer Homes USA, Inc., a Delaware corporation ("Beazer Homes"), and to the Georgia and Delaware subsidiaries of Beazer Homes named on Schedule I hereto (each, a "Georgia/Delaware Guarantor" and collectively, the "Georgia/Delaware Guarantors") and to the non-Georgia and non-Delaware subsidiaries of Beazer Homes named on Schedule II hereto (each, a "Non-Georgia/Delaware Guarantor" and collectively, the "Non-Georgia/Delaware Guarantors," which together with the Georgia/Delaware Guarantors, are herein referred to as the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer Homes and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by Beazer Homes of up to $200,000,000 aggregate principal amount of its 6 1/2% Senior Notes due 2013 (the "New Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the New Notes.

        The New Notes and the Guarantees will be issued under an indenture, dated as of April 17, 2002, and a second supplemental indenture, dated as of November 13, 2003 (as so supplemented, the "Indenture") among Beazer Homes, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The New Notes will be offered by the Company in exchange for $200,000,000 aggregate principal amount of its outstanding 6 1/2% Senior Notes due 2013.

        In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of Beazer Homes and the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authority of all persons or entities signing all documents examined by us, (iii) the legal capacity of natural persons, (iv) the due incorporation or organization of the Issuer and each of the Guarantors, (v) the authenticity of all documents submitted to us as originals, (vi) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (vii) the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (a) each of the Non-Georgia/Delaware Guarantors has duly authorized, executed and delivered the Indenture, (b) the execution, delivery and performance by each of the Non-Georgia/Delaware Guarantors of the Indenture, the Exchange Notes and the Guarantees do not and will not violate the laws of the respective jurisdictions of organization of the Non-Georgia/Delaware Guarantors or any other applicable laws (excepting the laws of the States of New York and Georgia and the Federal laws of the United States) and (c) each of the Non-Georgia/Delaware Guarantors is validly existing under the laws of their respective jurisdiction of incorporation or organization. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of Beazer Homes and the Guarantors.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

        1. When the New Notes have been duly authenticated by U.S. Bank National Association, in its capacity as Trustee, and duly executed and delivered on behalf of Beazer Homes as contemplated by the Registration Statement, the Notes will be legally issued and will constitute binding obligations of Beazer Homes enforceable against Beazer Homes in accordance with their terms.

        2. When (a) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly endorsed on the New Notes, the Guarantees will constitute binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

        We are members of the Bar of the States of New York and Georgia, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, the laws of any jurisdiction other than the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the laws of the States of New York and Georgia.

        We hereby consent to being named as counsel to Beazer Homes and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                                                                 Very truly yours,

                                                                                 /s/ Paul, Hastings, Janofsky & Walker LLP

SCHEDULE I

Georgia/Delaware Guarantors

Beazer Allied Companies Holdings, Inc.
Beazer Homes Holdings Corp.
Beazer Homes Investment Corp.
Beazer Homes Sales Arizona Inc.
Beazer Homes Texas Holdings, Inc.
Beazer Homes Texas, L.P.
Beazer Mortgage Corporation
Beazer Realty Corp.
Beazer SPE, LLC
Homebuilders Title Services, Inc.

SCHEDULE II

Non-Georgia/Delaware Guarantors

April Corporation	Colorado
Beazer Clarksburg, LLC	Maryland
Beazer Homes Corp.	Tennessee
Beazer Realty, Inc.	New Jersey
Beazer/Squires Realty, Inc.	North Carolina
Crossmann Communities of North Carolina, Inc.	North Carolina
Crossmann Communities of Ohio, Inc.	Ohio
Crossmann Communities of Tennessee, LLC	Tennessee
Crossmann Communities Partnership	Indiana
Crossmann Investments, Inc.	Indiana
Crossmann Management, Inc.	Indiana
Crossmann Mortgage Corp.	Indiana
Cutter Homes, Ltd.	Kentucky
Deluxe Homes of Lafayette, Inc.	Indiana
Deluxe Homes of Ohio, Inc.	Ohio
Homebuilders Title Services of Virginia, Inc.	Virginia
Beazer Realty, Inc. (formerly Merit Realty, Inc.)	Indiana
Paragon Title, LLC	Indiana
Pinehurst Builders LLC	South Carolina
Texas Lone Star Title, L.P.	Texas
Trinity Homes LLC	Indiana

QuickLinks

  Exhibit 5.1
SCHEDULE I
SCHEDULE II